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                                 ALLIANT ENERGY

                                                        Alliant Energy
                                                        Worldwide Headquarters
                                                        222 W. Washington Ave.
                                                        P.O. Box 192
                                                        Madison, WI  53701-0192
                                                        www.alliant-energy.com

News Release
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FOR IMMEDIATE RELEASE                 Contact: David Giroux at (608) 252-3924
                                               Melanie Schmidt at (608) 252-3187

ALLIANT ENERGY RESOURCES TO BUY STAKE IN BRAZIL UTILITIES
$347 million investment will be the company's first major step in Latin America

     CEDAR RAPIDS, Iowa--Jan. 25, 2000--Alliant Energy Resources, Inc., a subsidiary of Alliant Energy Corp. (NYSE: LNT), today announced a major step in its plans to pursue energy-related investments in selected international markets.

     As the parent company of Alliant Energy's non-utility holdings, Alliant Energy Resources has agreed to acquire a significant stake in four Brazilian electric utilities serving more than 820,000 customers for a total investment of approximately $347 million. The transaction is also expected to position the company's Brazil partners for future acquisitions in that country's Northeast region.

     With this investment, Alliant Energy will be involved in serving more than 2 million utility customers around the world.

     Alliant Energy Resources has agreed to acquire a 49.2 percent ownership in Companhia Forca E Luz Cataguazes-Leopoldina (Cataguazes), an electric utility. Cataguazes owns a majority stake in CENF, another electric utility company, as well as a majority interest in Energisa S.A., an energy development company. As part of the same investment, Alliant Energy Resources will directly acquire 45.6 percent of Energisa itself, which holds majority stakes in two regulated utilities--Energipe and Celb. As part owner of Cataguazes, Alliant Energy Resources will hold both indirect and direct interests in Energisa.

     The acquisitions of these equity stakes, through negotiated transactions with CMS Energy Corp. and the Botelho family, are expected to be complete by mid-February.

     "I believe that our shareowners will be very pleased with this investment and the future earnings it is expected to bring to our company," said Erroll B. Davis Jr., president and CEO of Alliant Energy. "We are especially pleased that we could participate in a negotiated purchase involving such fine companies."

                                     -more-

Alliant Energy--Brazil
Jan. 25, 2000
Page 2 of 4


     Davis indicated that the investment is anticipated to dilute Alliant Energy Corp.'s earnings per share by approximately three percent in 2000, with positive contributions to the bottom line expected in subsequent years. The investment is not expected to affect Alliant Energy Corp.'s dividend policy.

     "This is an example of how we can carefully grow our long-term corporate earnings through selective investments, while at the same time defending and reshaping our core utility businesses," said Davis. "With more than a century of experience operating three highly-successful U.S. utilities, Alliant Energy is now poised to play an active role in the future success of Energisa and Cataguazes."

     "This is a significant step in our international growth strategy and reflects our desire to pursue opportunities in high-growth markets where we can apply our decades of experience as an electric utility," said Jim Hoffman, president of Alliant Energy Resources. "Adding to our international portfolio, this initial investment establishes Alliant Energy as a major investor in Brazil, and also creates a platform for Energisa's further expansion in that country. We believe that growth will further enhance the value of this investment. With the expected reinvestment of earnings from the Brazil holdings over the next several years, we anticipate that the value of our holdings could exceed $400 million."

     Alliant Energy Resources' strategic plan for Brazil, developed with its partners there, earmarks a majority of the investment to be set aside, within the existing companies. This portion will be used for future growth opportunities in electric distribution and generation in Brazil, and for reducing debt. Hoffman added that Alliant Energy Resources currently expects returns from this investment in excess of 15 percent, which satisfies the company's internal threshold for new investments.

     "Cataguazes and Energisa have solid track records in acquiring state-run distribution companies and improving their operational performance. One uniquely attractive element of this investment is our ability to partner with the respected Botelho family. With 95 years of utility operating experience, their expertise will be invaluable," added Hoffman.

     The Botelho family founded Cataguazes, one of the first companies listed on the Rio de Janeiro Stock Exchange in 1905. As a regulated utility, Cataguazes serves more than 250,000 customers in the state of Minas Gerais, providing
940,000 megawatt hours of energy annually. In 1997, Cataguazes purchased majority control of CENF, an electric utility located in the state of Rio de Janeiro, providing 303,000 megawatt hours of energy each year to about 67,000 customers. Both Cataguazes and CENF were

                                     -more-

Alliant Energy--Brazil
Jan. 25, 2000
Page 3 of 4


recently granted renewable 30-year concession contracts to provide regulated electric utility service in a defined service territory. Cataguazes is also developing several small hydroelectric generating stations to serve its customers.

     Through Cataguazes, the Botelho family was also instrumental in the formation of Energisa in 1997 as a holding company to participate in the privatization of Brazil's government-run utilities. Its larger utility subsidiary, Energipe, provides 1.89 million megawatt hours of electricity annually to over 380,000 customers in the state of Sergipe. Its other holding, Celb, serves nearly 120,000 customers in the state of Paraiba, providing 483,000 megawatt hours of electricity annually. Both have recently been granted 30-year concession contracts. In addition, Energisa has an exclusive contract to develop a 100-megawatt co-generation facility (producing electricity and steam) to supply Energipe customers.

     Concession contracts for the Brazilian utilities set the terms of their electric rates. As outlined in those contracts, the utilities will receive inflation increases each year, and a pass-through for certain costs for the first of five or six years of those contracts. All are still receiving normal inflation increases and will continue to receive those increases until 2002.

Brazil investment at a glance:
--------------------------------------------------------------------------------
                              Annual sales         1999 Revenue
  Utility      Customers    (megawatt hours)        ($US/year*)       Employees
--------------------------------------------------------------------------------
 Energipe       382,738        1,890,000           $110 million          599
   Celb         119,059          483,000          $28.9 million          270
Cataguazes      251,404          940,000          $77.8 million          720
   CENF          67,600          303,000          $22.2 million           93
  TOTAL:        820,801        3,620,000         $238.9 million        1,682
--------------------------------------------------------------------------------
* Revenues listed in U.S. dollars (US$), converted from Brazilian Reais (R$) using: R$1.80 = US$1.00

     In comparison, Alliant Energy's domestic utility subsidiaries serve a combined total of 919,000 electric customers with annual sales of approximately
24.5 million megawatt hours.

     "We believe that the Brazil energy market offers great opportunity for sales growth in an increasingly healthy economic environment," said Hoffman. "Our review indicates that energy consumption there is growing faster than electric use in U.S. homes and businesses. While demand for electricity in the U.S. grows by two to three percent annually, it is expected to increase by six to eight percent annually over the next four years in Brazil. Our research indicates that the gross domestic product in Brazil is projected to grow at four to five percent annually in the same time period."

     Alliant Energy Resources, through its wholly owned subsidiary, Alliant Energy International, Inc., will finance the Brazil investments through debt and with cash made available through the internal transfer of existing diversified corporate assets.

                                     -more-

Alliant Energy--Brazil
Jan. 25, 2000
Page 4 of 4


     Alliant Energy officials currently do not anticipate pursuing another investment of this magnitude, and short-term plans call for earnings from the Brazil companies to be reinvested in the businesses there. Alliant Energy Resources, however, will continue to analyze other international investment opportunities as they arise.

     "By pursuing a negotiated transaction in Brazil, our acquisition costs are believed to compare favorably to prices paid by companies which purchased utility assets through a competitive bidding process," said Davis. "The 1999 devaluation of Brazil's currency also improves the value of Alliant Energy's investment when compared, on a cost-per-customer or cost-per-megawatt basis, to acquisitions by other companies."

     Alliant Energy Resources has entered into a new shareholders agreement with the Brazilian companies, which would allow it to name two directors to the boards of each company and its subsidiaries. The agreement will also provide Alliant Energy Resources with a role in selecting each company's management team, along with voting rights relating to critical issues at the Brazilian companies and their subsidiaries.

     Alliant  Energy Corp.  is the parent  company of three  domestic  utilities providing electric, gas, water and steam to 1.3 million customers in Iowa, Wisconsin, Minnesota and Illinois. The company's diversified investments holdings include transportation, oil and gas development, real estate, and telecommunications. The company's other international investments are located in New Zealand, Australia, Mexico and China.

     For more information on Alliant Energy, see the company's Internet site at www.alliant-energy.com.
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This press release includes  forward-looking  statements.  These forward-looking statements can be identified as such because the statement includes words such as "expects" or "anticipates" or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties which
could  cause  actual  results  to  differ   materially   from  those   currently
anticipated. Factors which could affect actual results include, among others, the accuracy of Alliant Energy's forecasts for future growth in its Brazil investments; future economic conditions in Brazil, including inflation rates; the level of energy demand in the markets in Brazil that Energisa and Cataguazes serve; future political conditions in Brazil, including regulatory treatment of utility assets; changes in currency exchange ratios; unanticipated changes in projected economic growth in Brazil; Alliant Energy's ability to use its expertise in the manner expected to enhance its Brazilian investment; and the risks inherent in holding a minority equity investment. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

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